Credit Suisse High Yield Bond Fund

Section 16 (a) Beneficial Ownership Reporting Compliance

Director	          Filing Status 	Form	  # Transaction
Enrique Arzac	          Late	                Form 4	     1
James Cattano	          Late	                Form 4	     1
Steven Rappaport	  Late	                Form 4 	     1
Terry Bovarnick	          Late	                Form 4	     1
Lawrence Fox	          Late 	                Form 4	     1